Exhibit (a)(1)(I)

PRESS RELEASE

PAMT CORP Announces Final Results of its Self Tender Offer

Tontitown, Arkansas, May 6, 2025….. PAMT CORP (NASDAQ: PAMT) (the “Company”) today announced the final results of its modified “Dutch auction” tender offer to repurchase up to 435,000 shares of its outstanding common stock, which expired at 5:00 p.m., Eastern Time, on Thursday, May 1, 2025.

In accordance with the terms and conditions of the tender offer, the Company has accepted for purchase a total of 870,000 shares of its common stock, representing approximately 4.0% of the Company’s issued and outstanding shares as of March 31, 2025, at a purchase price of $17.00 per share. Payment for the shares accepted for purchase under the tender offer will be made promptly, at a total cost to the Company of $14,790,000, excluding fees and expenses related to the offer.

Based on the final count by Computershare Trust Company, N.A. (“Computershare”), the depositary for the tender offer, an aggregate of 874,323 shares were properly tendered and not properly withdrawn at or below the final purchase price of $17.00 per share. Because more than 435,000 shares of common stock were properly tendered and not properly withdrawn, the tender offer was oversubscribed. Computershare has informed the Company that the final proration factor for the tender offer is approximately 99.51545%. The Company will promptly pay for the shares accepted for purchase and return to tendering shareholders any shares tendered and not purchased.

The Company expects to have approximately 20,920,658 shares of its common stock outstanding immediately following consummation of the tender offer. The total amount of shares purchased in the tender offer reflects the Company’s right to increase the tender offer by up to two percent of its outstanding shares.

The Company may purchase additional shares in the future in the open market subject to market conditions and through private transactions, tender offers or otherwise.  Under applicable securities laws, however, the Company may not repurchase any shares until May 16, 2025.  Whether the Company makes additional repurchases in the future will depend on many factors, including the number of shares purchased in this tender offer, its business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and other factors the Company considers relevant.

The Company has retained Georgeson LLC as the information agent for the tender offer. All questions regarding the tender offer should be directed to the information agent (877) 354-2732 (toll free).

PAMT CORP is a holding company that owns subsidiaries engaged in providing truckload dry van carrier transporting general commodities throughout the continental United States, as well as the Canadian provinces of Ontario and Quebec. The Company’s consolidated operating subsidiaries also provide transportation services in Mexico through its gateways in Laredo and El Paso, Texas, under agreements with Mexican carriers.

Note Regarding Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to the Company’s payment for the shares tendered in the offer, the terms and conditions of the tender offer, and other expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; general inflation, recessionary economic cycles and downturns in customers’ business cycles; a significant reduction in or termination of the Company’s trucking service by a key customer, including as a result of recent or future labor or international trade disruptions; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; potential economic, business or operational disruptions or uncertainties that may result from any future public health crises; the resale value of the Company’s used equipment; the price and availability of new equipment consistent with anticipated acquisitions and replacement plans; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers’ compensation, health, and other claims; increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the Company’s ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of pending or future litigation; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, rules regarding the classification of independent contractors as employees, tariffs, import/export, trade and immigration regulations or policies; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in Company filings might not transpire.